Exhibit 4.2

RAPPORT THERAPEUTICS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

August 7, 2023

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6. Miscellaneous	24
6.1 Successors and Assigns	24
6.2 Governing Law	25
6.3 Counterparts	25
6.4 Titles and Subtitles	25
6.5 Notices	25
6.6 Amendments and Waivers	25
6.7 Severability	26
6.8 Aggregation of Stock	27
6.9 Additional Investors	27
6.10 Entire Agreement	27
6.11 Submission to Jurisdiction	27
6.12 Delays or Omissions	27

Schedule A	-	Schedule of Investors

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”), is made as of the 7th day of August, 2023, by and among Rapport Therapeutics, Inc., a Delaware corporation (the “Company”) and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor,” together with any subsequent investor, or transferees, who become parties hereto as “Investors” pursuant to Subsection 6.9, collectively, the “Investors”.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of Series A Preferred Stock and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Investors’ Rights Agreement, dated as of December 9, 2022 and amended on February 17, 2023, between the Company and such Existing Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of a majority of Registrable Securities (as defined in Prior Agreement) and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series B Preferred Stock Purchase Agreement of even date herewith by and among the Company and such Investors (as the same may be amended or restated from time to time, the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by the Investors, Existing Investors holding a majority of the Registrable Securities and the Company.

NOW, THEREFORE, the Company and the Existing Investors hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and all of the parties hereto further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, member, officer, director, trustee or employee of such specified Person and any venture capital fund or other investment fund now or hereafter existing that is controlled by or under common control with one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such specified Person. Third Rock Ventures V, L.P. (“TRV Fund V”), Third Rock Ventures VI, L.P. (“TRV Fund VI” and, together with TRV Fund V, “TRV”), Johnson & Johnson Innovation – JJDC, Inc. (“JJDC”), ARCH Venture Fund XII, L.P. (“ARCH”), Cormorant, Sofinnova, GS, the T. Rowe Price Investors, the Fidelity Investors, Surveyor, SMALLCAP World Fund, Inc. (the “Capital Group Investor”) and the Company shall not be deemed to be Affiliated for the purposes of this Agreement; provided that, for the avoidance of doubt, (i) the entities comprising Cormorant are Affiliates of each other, (ii) the entities comprising GS are Affiliates of each other, (iii) the T. Rowe Price Investors are Affiliates of each other and (iv) the Fidelity Investors are Affiliates of each other.

1.2 “Board of Directors” means the Company’s Board of Directors.

1.3 “Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in the Commonwealth of Massachusetts.

1.4 “Certificate of Incorporation” means the Company’s Second Amended and Restated Certificate of Incorporation, as the same may be amended, restated or otherwise modified from time to time.

1.5 “Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

1.6 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in activities or a line of business that are directly or indirectly competitive with Company’s business as then conducted or as then proposed to be conducted, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than twenty percent (20)% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor. Notwithstanding anything herein to the contrary, the Company acknowledges and agrees that none of TRV, JJDC, ARCH, Cormorant, Sofinnova, GS, the T. Rowe Price Investors, the Fidelity Investors, Surveyor, the Capital Group Investor, Perceptive nor any of their respective Affiliates, shall be deemed to be a Competitor for purposes of this Agreement.

1.7 “Converted Preferred Holder” means any Investor that holds shares of Common Stock issued to such Investor upon conversion of Series B Preferred Stock pursuant to a Special Mandatory Conversion (as defined in the Certificate of Incorporation) or an Investor that becomes a Defaulting Purchaser (as defined in the Purchase Agreement).

1.8 “Cormorant” means, collectively, Cormorant Global Healthcare Master Fund, LP, Cormorant Private Healthcare Fund III, LP, Cormorant Private Healthcare Fund IV, LP and Cormorant Private Healthcare Fund V, LP.

1.9 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.10 “Deemed Liquidation Event” shall have the meaning given to such term in the Certificate of Incorporation.

1.11 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.14 “Fidelity” means Fidelity Management & Research Company LLC or any successor or affiliated investment adviser to the Fidelity Investors.

1.15 “Fidelity Investors” means the Investors advised or sub-advised by Fidelity.

1.16 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.17 “Form S-3” means such form under the Securities Act as in effect on the date hereof, any successor registration form under the Securities Act subsequently adopted by the SEC or any other registration form under the Securities Act adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.18 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.19 “GS” means West Street Life Sciences I, LP, WSLS Offshore Investments, SLP, WSLS Emp Onshore Investments, L.P., WSLS Emp Offshore Investments, L.P. and Broad Street Principal Investments LLC, together with their respective Affiliates.

1.20 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.21 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similarly statutorily recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including, adoptive relationships, of a natural person referred to herein.

1.22 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.23 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.24 “Major Investor” means, except as otherwise agreed in writing by the Company with an Investor, any Investor that, individually or together with such Investor’s Affiliates, holds (a) at least 2,146,344 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) at or after the Initial Closing (as defined in the Purchase Agreement) but before the Second Tranche Closing (as defined in the Purchase Agreement) or (b) at least 5,365,861 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) at or after the Second Tranche Closing and, in any case, that is not a Converted Preferred Holder.

1.25 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, excluding in all cases shares of Series B Preferred Stock issued pursuant to the Purchase Agreement.

1.26 “Perceptive” means Perceptive Life Sciences Master Fund, Ltd.

1.27 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.28 “Preferred Directors” means, collectively, the Series A Directors and the Series B Directors.

1.29 “Preferred Stock” means, collectively, all shares of Series A Preferred Stock and Series B Preferred Stock.

1.30 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock, excluding any Common Stock issued upon conversion of the Series B Preferred Stock pursuant to the “Special Mandatory Conversion” provisions of the Certificate of Incorporation; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; (iii) the Common Stock held by TRV, JJDC, or any Affiliate thereof as of the date hereof and (iv) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i), (ii) and (iii) above; provided that, (A) in all cases, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Subsection 6.1 shall cease to be Registrable Securities, and (B) for purposes of Section 2 Registrable Securities for which registration rights have terminated pursuant to Subsection 2.13 of this Agreement shall cease to be Registrable Securities.

1.31 “Registrable Securities then outstanding” means the number of shares at a point in time determined by adding the number of shares of outstanding Common Stock that are Registrable Securities at such time and the number of shares of Common Stock issuable (directly or indirectly) at such time pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.32 “Restricted Securities” means the securities of the Company required to be notated with the legend set forth in Subsection 2.12(b) hereof.

1.33 “SEC” means the Securities and Exchange Commission.

1.34 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, or any successor provisions

1.35 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act, or any successor provisions.

1.36 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.37 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel (as defined below) or Holder IPO Counsel (as defined below) borne and paid by the Company as provided in Subsection 2.6.

1.38 “Series A Directors” means the directors of the Company that the holders of record of Series A Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

1.39 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.40 “Series B Directors” means the directors of the Company that the holders of record of Series B Preferred Stock are entitled to elect pursuant to the Certificate of Incorporation.

1.41 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

1.42 “Sofinnova” means Sofinnova Venture Partners XI, L.P.

1.43 “Stockholders Agreement” means the Amended and Restated Stockholders Agreement dated as of the date hereof, by and among the Company, the Investors, and Key Holders (as defined therein), as the same may be amended, restated or otherwise modified from time to time.

1.44 “Surveyor” means Citadel Multi-Strategy Equities Master Fund Ltd. and its Affiliates.

1.45 “T. Rowe Price” means T. Rowe Price Associates, Inc. or any successor or affiliated investment adviser to the T. Rowe Price Investors.

1.46 “T. Rowe Price Investors” means the Investors advised or sub-advised by T. Rowe Price.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) six (6) months after the effective date of the registration statement for the IPO, if the Company receives a request from Holders of at least twenty-five percent (25%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to at least twenty-five percent (25%) of the Registrable Securities then outstanding, having the anticipated aggregate offering price, net of Selling Expenses, of at least $5.0 million, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least ten percent (10%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1 million, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Subsections 2.1(c) and 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Subsection 2.1 a certificate signed by the Company’s chief executive officer or other most senior executive officer then in office stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period, nor shall the Company invoke this right more than twice in all periods; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during either one hundred twenty (120) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two (2) registrations pursuant to Subsection 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Subsection 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Subsection 2.1(b): (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected two (2) registrations pursuant to Subsection 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d); provided, that if such withdrawal is during a period the Company has deferred taking action pursuant to Subsection 2.1(c), then the Initiating Holders may withdraw their request for registration and such registration will not be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Subsection 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Subsection 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Subsection 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Subsection 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting; provided, however, that no Holder (or any of their assignees) shall be required to make any representations, warranties or indemnities except as they relate to such Holder’s ownership of shares and authority to enter into the underwriting agreement and to such Holder’s intended method of distribution, and the liability of such Holder shall be several and not joint, and limited to an amount equal to the net proceeds from the offering received by such Holder. Notwithstanding any other provision of this Subsection 2.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Subsection 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest one hundred (100) shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Subsection 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Subsection 2.3(a) and (b), less than the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to one hundred eighty (180) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement; provided, however, that as far in advance as reasonably practicable before filing any registration statement or any supplement or amendment thereto (for purposes of this Subsection 2.4, supplements and amendments shall not be deemed to include any filing that the Company is required to make pursuant to the Exchange Act), the Company shall furnish to each selling Holder and its representatives copies of all documents proposed to be filed (including, without limitation, all exhibits and documents to be incorporated by reference therein, subject to confidentiality obligations binding upon the

Company) and provide each selling Holder and their representatives the opportunity to object to any information pertaining to such selling Holder (or any of its Affiliates) and its plan of distribution that is contained therein, and the Company shall, subject to applicable law, make any corrections reasonably requested by such selling Holder prior to filing such registration statement or supplement or amendment thereto.

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriters participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, or pursuant to an IPO, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one counsel for, if pursuant to Section 2, the selling Holders (“Selling Holder Counsel”) or, if otherwise pursuant to an IPO, the Holders (“Holder IPO Counsel”), in each case, selected by the Holders of a majority in interest of the Registrable Securities, shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Subsection 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority in interest of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Subsections 2.1(a) or 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the Affiliates, partners, members, officers, directors, and stockholders of each such Holder (and the partners, members, officers, directors, employees and stockholders of each Holder’s Affiliates); legal counsel, accountants and investment advisers for each such Holder (and any such Holder’s Affiliates); any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration except to the extent such information has been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of Registrable Securities to the Person asserting the claim; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Subsections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Subsection 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Subsection 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Subsection 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Subsection 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Subsection 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Subsection 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Subsection 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, Damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, Damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Subsection 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Subsection 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (i) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included or (ii) to demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to Registrable Securities acquired by any additional Investor who becomes a party to this Agreement in accordance with Subsection 6.9.

2.11 “Market Stand-off” Agreement. Each Holder hereby agrees that, if required by the managing underwriter, it will not, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for the IPO or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Subsection 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, shall not apply to distributions to current or former partners, members or stockholders of a Holder in the Company to its Affiliates or any of the Holder’s stockholders, members, partners or other equity holders; provided that the Affiliate, stockholder member, partner or other equity holder of the Holder agrees to be bound in writing by the restrictions set forth herein, shall not apply to any transactions (including, without limitation, any swap, hedge or similar agreement or arrangement) or announcements, in each case, relating to securities (including shares of Common Stock) purchased or acquired in the IPO or in open market or other transactions on or following the IPO or that otherwise do not involve or relate to securities of the Company owned by a Holder prior to the IPO, and shall be applicable to the Holders only if all officers, directors and stockholders individually (and together with their Affiliates) owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Subsection 2.11 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Subsection 2.11 or that are necessary to give further effect thereto. The Company agrees to use its reasonable efforts to obtain the agreement of the managing underwriter to periodic early releases of portions of the securities subject to such lock-up agreements upon the request of a Holder to such early release, provided that in the event of any early release, all Holders will be released on a pro rata basis from such agreements. In the event that the Company or the managing underwriter waives or terminates any of the restrictions contained in this Subsection 2.11 or in a lock-up agreement with respect to the securities of any Holder, officer, director or greater than one percent stockholder of the Company (in any such case, the “Released Securities”), the restrictions contained in this Subsection 2.11 and in any lock-up agreements executed by the Holders shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Holder as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, officer, director or greater than one percent stockholder. Notwithstanding anything contained in this Subsection 2.11 to the contrary, the Company and each other party hereto acknowledge and agree that nothing in this Agreement or in any agreement that any Holder enters into pursuant to this Subsection 2.11 shall restrict any of such Holder’s (or any of such Holder’s Affiliates’) brokerage, investment advisory, financial advisory, anti-raid advisory, principaling, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity or any other similar activity conducted in the ordinary course of business.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock or the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Notwithstanding the foregoing, the Company shall not require any transferee of shares pursuant to an effective registration statement or, following the IPO, pursuant to SEC Rule 144, in each case, to be bound by the terms of this Agreement. For the avoidance of doubt, a customary arrangement in connection with the deposit of Registrable Securities in a non-margin custodial account shall not be deemed a sale, transfer or pledge for purposes of this Agreement so long as such Registrable Securities are in certificated form (it being understood that the Company may require the exchange of any such certificated securities for book-entry shares upon the IPO).

(b) Each certificate, instrument, or book entry representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Subsection 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Subsection 2.12.

(c) The Holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, or following the IPO, the transfer is made pursuant to SEC Rule 144, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer, provided that, following the IPO, no such notice shall be required if the intended sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company (it being agreed that a

Holder’s internal counsel shall be deemed to be reasonably satisfactory to the Company), addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144; (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; or (z) in any internal transaction in which such Holder transfers Restricted Securities to an Affiliate of such Holder that is an entity and that is ultimately controlled by the same parent company as the Holder (or is the ultimate parent company of the Holder); provided that, other than in connection with a transaction in compliance with SEC Rule 144 following the IPO, and in the case of clauses (y) and (z), each transferee agrees in writing to be subject to the terms of this Subsection 2.12. Notwithstanding the foregoing, the Company shall be obligated to reissue promptly unlegended certificates or book entries at the request of any Holder thereof if the Company has completed its IPO and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder. Each certificate, instrument, or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144 or pursuant to an effective registration statement, the appropriate restrictive legend set forth in Subsection 2.12(b), except that such certificate instrument, or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Subsections 2.1 or 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation, in which the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities, or if the Investors receive registration rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 2.

(b) such time after consummation of the IPO and expiration of the applicable lock-up period associated with the IPO as SEC Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration;

(c) the fifth (5th) anniversary of the IPO.

2.14 Termination of Certain Rights of Converted Preferred Holder. Notwithstanding anything contained in this Section 2 or any other provision of this Agreement to the contrary, no Converted Preferred Holder nor any of its transferees to whom shares of capital stock of the Company are transferred by such Converted Preferred Holder after it has become such shall have any registration rights pursuant to this Section 2; provided, however, such Converted Preferred Holder (and any such transferee) shall remain obligated under Subsections 2.11 and 2.12 hereof as if a “Holder” for purposes of such subsections.

3.	Information Rights.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor the required items listed below, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal year, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal year, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(b) as soon as practicable, but in any event within one hundred eighty (180) days after the end of the fiscal year of the Company ending December 31, 2023, and within one hundred twenty (120) days after the end of each fiscal year of the Company beginning with the fiscal year ending December 31, 2024, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally or regionally recognized standing selected by the Company;

(c) as soon as practicable but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(d) as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit each Major Investor to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(e) as soon as practicable, but in any event within thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors, including a majority of the Preferred Directors, and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company; and

(f) such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Major Investor (provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company), at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Subsection 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information and Inspection Rights. The covenants set forth in Subsection 3.1 and Subsection 3.2 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before, but subject to, the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (iii) upon a Deemed Liquidation Event, as such term is defined in the Certificate of Incorporation; provided, that, with respect to clause (iii), the covenants set forth in Section 3.1 shall only terminate if the consideration received by the Investors in such Deemed Liquidation Event is in the form of cash and/or publicly traded securities or if the Investors receive financial information from the acquiring company or other successor to the Company comparable to those set forth in Section 3.1 or (iv) with respect to any Investor (and its Affiliates), upon such Investor becoming (if at all) a Converted Preferred Holder.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.4 by such Investor), (b) is or has been independently developed or conceived by such Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, advisors and other professionals (collectively “Representatives”) to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.4; (iii) in the ordinary course of business to any existing or prospective, direct or indirect, Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor and any Representatives, employees or Affiliates of any of the foregoing, provided that such Investor informs such recipient that such information is confidential and directs such recipient to maintain the confidentiality of such information; (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that, with respect to this clause (iv), such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; or (v) to the extent required in connection with any routine or periodic examination or similar process by any regulatory or self-regulatory body or authority not specifically directed at the Company or the confidential information obtained from the Company pursuant to the terms of the Agreement, including, without limitation, quarterly or annual reports.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer.

(a) Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor, provided that the Board of Directors has not reasonably determined that such Major Investor is a Competitor of the Company. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate, provided that each such Affiliate (x) is not a Competitor of the Company as reasonably determined by the Board of Directors, and (y) agrees to enter into this Agreement and the Stockholders Agreement of even date herewith among the Company, the Investors and the other parties named therein, as an “Investor” under each such agreement (provided that any Competitor shall not be entitled to any rights as a Major Investor under Subsections 3.1, 3.2 and 4.1 hereof).

(b) Notwithstanding anything to the contrary herein, for so long as TRV is deemed a Major Investor, TRV shall have the right to apportion its right of first offer of New Securities pursuant to Section 4.1(a) among itself, its Affiliates, and such unaffiliated third parties as TRV reasonably deems appropriate (each such Affiliate or unaffiliated third party, a “Permitted TRV Transferee”), provided that each such Permitted TRV Transferee (x) is not a Competitor of the Company as reasonably determined by the Board of Directors, and (y) agrees to enter into or join this Agreement and any other stockholder agreement with the Company that TRV is party to or would become a party to if it exercised its right of first offer, as an “Investor” under each such agreement. TRV shall provide the Company with advanced written notice of any such apportionment of rights to a Permitted TRV Transferee prior to the deadline set forth in Section 4.1(e) by which TRV is required to notify the Company of TRV’s or its Permitted TRV Transferees’ as applicable, intention to exercise its right of first offer with respect to a given issuance of New Securities, and TRV and the Permitted TRV Transferee shall provide the Company with such other information as the Company reasonably requests in connection with such apportionment of rights to such Permitted TRV Transferee.

(c) Notwithstanding anything to the contrary herein, for so long as JJDC is deemed a Major Investor, JJDC shall have the right to apportion its right of first offer of New Securities pursuant to Section 4.1(a), and in the same proportion as TRV elects to apportion under Section 4.1(b) above, among itself, its Affiliates, and such unaffiliated third parties as JJDC reasonably deems appropriate (each such Affiliate or unaffiliated third party, a “Permitted JJDC Transferee”), provided that each such Permitted JJDC Transferee (x) is not a Competitor of the Company as reasonably determined by the Board of Directors, and (y) agrees to enter into or join this Agreement and any other stockholder agreement with the Company that JJDC is party to or would become a party to if it exercised its right of first offer, as an “Investor” under each such agreement. JJDC shall provide the Company with advanced written notice of any such apportionment of rights to a Permitted JJDC Transferee prior to the deadline set forth in Section 4.1(e) by which JJDC is required to notify the Company of JJDC’s or its Permitted JJDC Transferees’ as applicable, intention to exercise its right of first offer with respect to a given issuance of New Securities, and JJDC and the Permitted JJDC Transferee shall provide the Company with such other information as the Company reasonably requests in connection with such apportionment of rights to such Permitted JJDC Transferee.

(d) Notwithstanding anything to the contrary herein, for so long as ARCH is deemed a Major Investor, ARCH shall have the right to apportion its right of first offer of New Securities pursuant to Section 4.1(a), and in the same proportion as TRV elects to apportion under Section 4.1(b) above, among itself, its Affiliates, and such unaffiliated third parties as ARCH reasonably deems appropriate (each such Affiliate or unaffiliated third party, a “Permitted ARCH Transferee”), provided that each such Permitted ARCH Transferee (x) is not a Competitor of the Company as reasonably determined by the Board of Directors, and (y) agrees to enter into or join this Agreement and any other stockholder agreement with the Company that ARCH is party to or would become a party to if it exercised its right of first offer, as an “Investor” under each such agreement. ARCH shall provide the Company with advanced written notice of any such apportionment of rights to a Permitted ARCH Transferee prior to the deadline set forth in Section 4.1(e) by which ARCH is required to notify the Company of ARCH’s or its Permitted ARCH Transferees’ as applicable, intention to exercise its right of first offer with respect to a given issuance of New Securities, and ARCH and the Permitted ARCH Transferee shall provide the Company with such other information as the Company reasonably requests in connection with such apportionment of rights to such Permitted ARCH Transferee.

(e) The Company shall give notice (the “Offer Notice”) to each Major Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(f) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Major Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Major Investor) bears to the total number of shares of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities then outstanding). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which such Major Investors were entitled to subscribe, but that were not subscribed for by the Major Investors, which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the number of shares of Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to Section 4.1(b) or (c) shall occur within the later of one hundred twenty (120) days after the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(d).

(g) If fewer than all New Securities referred to in the Offer Notice are elected to be purchased or acquired as provided in Section 4.1(e), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(e), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(h) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Certificate of Incorporation), (ii) shares of Common Stock issued in the IPO and (iii) for the avoidance of doubt, the issuance of shares of Series B Preferred Stock to the Purchasers (as defined in the Purchase Agreement) pursuant to Section 1.2(b) of the Purchase Agreement.

(i) The rights of the Major Investors to purchase New Securities under this Section 4.1 may be modified or waived in accordance with Section 6.6; provided, however, that in the event such rights to purchase New Securities under this Section 4.1 are waived and any Major Investor(s) purchase New Securities, the Company shall give notice to the other Major Investors within thirty (30) days after the initial issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each such other Major Investor shall have twenty (20) days from the date such notice is given to elect to purchase on similar terms and conditions in a subsequent closing up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 4.1(e) before giving effect to the issuance of such New Securities.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before, but subject to, the consummation of the IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (iii) upon a Deemed Liquidation Event in which the consideration received by the Investors is in the form of cash and/or publicly traded securities, or if the Investors receive participation rights from the acquiring company or other successor to the Company reasonably comparable to those set forth in this Section 4 or (iv) with respect to any Major Investor, upon such Major Investor becoming (if at all) a Converted Preferred Holder.

5. Additional Covenants.

5.1 Insurance. The Company shall maintain from financially sound and reputable insurers Directors and Officers liability insurance in an amount satisfactory to the Board of Directors and no less than $3,000,000 and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board of Directors (including each Preferred Director) determines that such insurance should be discontinued.

5.2 Employee Agreements. The Company will cause each Person hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure, proprietary rights assignment, non-solicitation and, to the extent permitted by applicable law, one (1) year noncompetition agreement, in a form reasonably acceptable to the Holders of a majority of the Preferred Stock. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the approval of the Board of Directors.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, all employees of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service from the date of grant, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, provided continued employment or service, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. In addition, unless otherwise approved by the Board of Directors, the Company (x) shall not offer or allow any acceleration of vesting, and (y) shall retain (and not waive) a “right of first refusal” on employee transfers of shares of Common Stock until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Matters Requiring Preferred Directors Approval. So long as any shares of Preferred Stock remain outstanding, the Company hereby covenants and agrees with each of the Investors that it shall not, without first obtaining the approval of the Board of Directors, including a majority of the Preferred Directors:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) create any subsidiary;

(c) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(d) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(e) create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan or amend or waive any of the terms of any option or other grant pursuant to any such plan;

(f) make any investment inconsistent with any investment policy approved by the Board of Directors;

(g) incur indebtedness in excess of $500,000 in the aggregate that is not covered by the Budget, other than trade credit incurred in the ordinary course of business;

(h) otherwise enter into or be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person;

(i) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers; or

(j) change the principal business of the Company, or enter into a new line of business, or exit the existing line of business of the Company.

5.5 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least four (4) times per year and at least once per quarter, in accordance with an agreed-upon schedule. The Company shall reimburse the non-employee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s policies) in connection with their role as a director. Each non-employee director shall be entitled in such Person’s discretion to be a member of any committee of the Board of Directors.

5.6 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Certificate of Incorporation, or elsewhere, as the case may be.

5.7 Indemnification Matters.

(a) The Certificate of Incorporation and Bylaws (as such Bylaws of the Company may be amended from time to time) shall provide (i) for limitation of the liability of directors to the maximum extent permitted by law, and (ii) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law. In the event any suit is filed or claim is asserted against a director or former director of the Company as a result of such director’s or former director’s service on the Board of Directors, the Company will provide such director or former director access to all records and files of the Company as he or she may reasonably request in defending against or preparing to defend against any such suit or claim.

(b) The Company hereby acknowledges that one or more of the directors nominated by Holders of Preferred Stock may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Fund Indemnitors”) for alleged acts or omissions in their capacities as directors of the Company. The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to any such director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by such director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such director to the extent legally permitted and as required by the Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such director), without regard to any rights such director may have against the Fund Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such director with respect to any claim for which such director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such director against the Company. Such directors and the Fund Indemnitors are intended third-party beneficiaries of this Section 5.7 and shall have the right, power and authority to enforce the provisions of this Section 5.7 as though they were a party to this Agreement.

5.8 Right to Conduct Activities. The Company hereby agrees and acknowledges that TRV (together with its Affiliates), JJDC (together with its Affiliates), ARCH (together with its Affiliates), Cormorant (together with its Affiliates), Sofinnova (together with its Affiliates), GS (together with its Affiliates), Surveyor (together with its Affiliates), each T. Rowe Price Investor (together with its Affiliates), each Fidelity Investor (together with its Affiliates) and the Capital Group Investor (together with its Affiliates) (each, an “Investing Entity”) invests in or may hereafter invest in one or more other portfolio companies (“PortCos”), some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). Nothing in this Agreement (but subject to the last proviso of this Section 5.8) shall preclude or in any way restrict the Investors from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company; and the Company hereby agrees that (a) no Investing Entity shall be deemed to be a Competitor of the Company in respect of any investment such Investing Entity makes in any PortCo, and (b) to the extent permitted under applicable law, no Investing Entity shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Investing Entity in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such Investing Entity to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

5.9 Anti-Harassment Policy. The Company shall, within ninety (90) days following the Initial Closing (as defined in the Purchase Agreement), adopt and thereafter maintain in effect (i) a Code of Conduct governing appropriate workplace behavior and (ii) an Anti-Harassment and Discrimination Policy prohibiting discrimination and harassment at the Company. Such policy shall be reviewed and approved by the Board of Directors.

5.10 FCPA. The Company covenants that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to) promise, authorize or make any payment, or otherwise contribute any item of value, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective activities, as well as remediate any actions taken by the Company, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Company further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request, the Company agrees to provide responsive information and/or certifications concerning its compliance with applicable anti-corruption laws. The Company shall promptly notify each Investor if the Company becomes aware of any Enforcement Action (as defined in the Purchase Agreement). The Company shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future, to comply with the FCPA. The Company shall use its best efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

5.11 Cybersecurity. The Company shall, within one hundred eighty (180) days following the Initial Closing (as defined in the Purchase Agreement), use commercially reasonable efforts to (a) identify and restrict access (including through physical and/or technical controls) to the Company’s confidential business information and trade secrets and any information about identified or identifiable natural persons maintained by or on behalf of the Company (collectively, “Protected Data”) to those individuals who have a need to access it and (b) implement reasonable physical, technical and administrative safeguards designed to protect the confidentiality, integrity and availability of its technology and systems (including servers, laptops, desktops, cloud, containers, virtual environments and data centers) and all Protected Data. The Company shall evaluate on a periodic basis at least annually whether such safeguards should be updated to maintain a level of security appropriate to the risk posed to Company systems and Protected Data. The Company shall educate its employees about the proper use and storage of Protected Data, including periodic training as determined reasonably necessary by the Company or the Board of Directors.

5.12 Real Property Holding Corporation. Promptly following (and in any event within ten (10) days after receipt of) written request by an Investor, the Company shall provide such Investor with a written statement informing such Investor whether such Investor’s interest in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no Preferred Stock then outstanding.

5.13 Equity Incentive Reserve. Immediately prior to the Second Tranche Closing (as defined in the Purchase Agreement), the Company shall increase the number of shares of Common Stock reserved for issuance under its 2022 Stock Option and Grant Plan such that the number of shares of Common Stock reserved under such 2022 Stock Option and Grant Plan, inclusive of certain restricted stock grants of the Company, equals eighteen percent (18%) of the Company’s fully diluted capitalization.

5.14 Termination of Covenants. The covenants set forth in this Section 5, except for Sections 5.6 and 5.7, shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before but subject to the consummation of an IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate, partner, member, retired partner, retired member or stockholder of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, either (A) qualifies as a Major Investor or (B) holds 100% of such transferring Holder’s Registrable Securities; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Subsection 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate, limited partner, retired partner, member, retired member, or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder and its Affiliates; provided further that all transferees who would not qualify individually for assignment of rights shall, as a condition to the applicable transfer, establish a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties, including without limitation, the Investor’s Affiliates. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent, if sent by confirmed electronic mail and sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after the Business Day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next Business Day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such E-mail address or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy, which shall not constitute notice, shall also be sent to Stephanie Richards at Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02210.

(b) Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. Each Investor agrees to promptly notify the Company of any change in its electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers. Any term of this Agreement may be amended, modified or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (i) the Company, (ii) the holders of a majority of the Registrable Securities then outstanding and (iii) the holders of a majority of the Registrable Securities underlying the Series B Preferred Stock; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (i) this Agreement may not be amended, modified or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion; (ii) this clause (ii) and Sections 3.1, 3.2 and 4.1 and any other section of this Agreement applicable to the Major Investors may not be amended, modified, terminated or waived without the written consent of the Holders of at least the majority of the Registrable Securities then outstanding and held by the Major Investors, (iii) this clause (iii) and Sections 1.1, 1.6, 1.28, 4.1(b), 4.1(i), 5.8 and 5.10 may not be amended, modified, terminated or waived with respect to TRV without the written consent of TRV, (iv) this clause (iv) and Sections 1.1, 1.6, 1.28, 3, 4.1(c), 4.1(i), 5.8, 5.10, and any provisions hereof, the amendment, modification, termination or waiver of which would adversely and disproportionately affect JJDC’s rights or obligations hereunder, may not be amended, modified, terminated or waived with respect to JJDC without the written consent of JJDC, (v) this clause (v) and Sections 1.1, 1.6, 4.1(d), 4.1(i) and 5.8 may not be amended, modified, terminated or waived with respect to ARCH without the written consent of ARCH, (vi) this clause (vi) and Sections 1.1, 1.6, 1.8, 4.1(i) and 5.8 may not be amended, modified, terminated or waived with respect to Cormorant without the written consent of Cormorant; (vii) this clause (vii) and Sections 1.1, 1.6, 1.42, 4.1(i) and 5.8 may not be amended, modified, terminated or waived with respect to Sofinnova without the written consent of Sofinnova; (viii) this clause (viii) and Sections 1.1, 1.6, 1.45, 1.46, 4.1(i) and 5.8 may not be amended, modified, terminated or waived with respect to the T. Rowe Price Investors without the written consent of the T. Rowe Price Investors holding a majority of the Registrable Securities held by the T. Rowe Price Investors; (ix) this clause (ix) and Sections 1.1, 1.6, 1.19, 4.1(i) and 5.8 may not be amended, modified, terminated or waived with respect to GS without the written consent of GS; and (x) this clause (x) and Sections 1.1, 1.6, 1.44, 4.1(i) and 5.8 may not be amended, modified, terminated or waived with respect to Surveyor without the written consent of Surveyor; (xi) this clause (xi) and Sections 1.1, 1.6, 1.14, 1.15, 3, 4.1(i) and 5.8 may not be amended, modified, terminated or waived with respect to the Fidelity Investors without the written consent of the Fidelity Investors holding a majority of the Registrable Securities held by the Fidelity Investors; (xii) this clause (xii) and Sections 1.1, 1.6, 4.1(i) and 5.8 may not be amended, modified, terminated or waived with respect to the Capital Group Investors without the written consent of the Capital Group Investor; (xiii) this clause (xiii) and Section 1.6 may not be amended, modified, terminated or waived with respect to Perceptive without the written consent of Perceptive; and (xiv) if any amendment, modification, termination or waiver of this clause (xiv) or Section 1.24 would result in any Major Investor becoming ineligible for Major Investor status, then such amendment, modification, termination or waiver shall require the written consent of such Major Investor. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties; and Schedule A hereto may also be amended by the Company after the date of this Agreement without the consent of the other parties to add information regarding any additional Investor who becomes a party to this Agreement in accordance with Section 6.9. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination, or waiver. Any amendment, modification, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if after the date hereof the Company issues additional shares of the Series B Preferred Stock to a Person who is not already a party to this Agreement (any such Person, a “New Investor”), as a condition to the issuance of such shares the Company shall require that such New Investor become a party to this Agreement by executing and delivering a counterpart signature page or joinder agreement to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder. Schedule A to this Agreement shall be updated to reflect the issuance of Series B Preferred Stock to a New Investor. Further, notwithstanding anything to the contrary contained herein, the rights and obligations of each Fidelity Investor and of Sofinnova under this Agreement shall only become effective upon such Investor’s purchase of the shares of Series B Preferred Stock pursuant to Section 1.2(b) of the Purchase Agreement.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force and effect.

6.11 Submission to Jurisdiction. The parties hereto submit to the exclusive jurisdiction of any federal or state court located within the Commonwealth of Massachusetts over any dispute arising out of or relating to the Agreement or any of the transactions contemplated hereby and each party hereby agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. Except as set forth in Section 2.12(c) (with respect to the Company’s failure to object promptly to a transfer), no delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

RAPPORT THERAPEUTICS, INC.

By:	/s/ Abraham N. Ceesay
Name: Abraham N. Ceesay
Title: Chief Executive Officer